BancorpSouth, Inc. Financial Information As of and for the three months ended December 31, 2014 Exhibit 99.2

Forward Looking Information

Certain statements contained in this this presentation and the accompanying slides may not be based upon historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,”
“foresee,” “hope,” “intend,” “may,” “might,” “plan,” “will,” or “would” or future or conditional verb tenses and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the terms, timing and closings of the proposed mergers with Ouachita Bancshares Corp. and Central Community Corporation, the Company’s ability to satisfy the requirements of the consent order issued by the FDIC and the Mississippi Department of Banking and Consumer Finance (“Mississippi
Banking Department”), the Company’s undertaking and performance of the necessary actions to remediate and fully resolve those concerns regarding the Company’s procedures, systems and processes related to certain of its compliance programs, including its Bank Secrecy Act and anti-money-laundering programs, that have been identified by its federal bank regulators, the findings and results of the joint investigation by the Consumer Financial Protection Bureau (the “CFPB”) and the United States Department of
Justice (“DOJ”) of the Company’s fair lending practices, the acceptance by customers of Ouachita Bancshares Corp. and Central Community Corporation of the Company’s products and services if the proposed mergers close, the outcome of any instituted, pending or threatened material litigation, amortization expense for intangible assets, goodwill impairments, loan impairment, utilization of appraisals and inspections for real estate loans, maturity, renewal or extension of construction, acquisition and development loans, net interest revenue, fair value determinations, the amount of the Company’s non-performing loans and leases, additions to OREO, credit quality, credit losses, liquidity, off-balance sheet commitments and arrangements, valuation of mortgage servicing rights, allowance and provision for credit losses, continued weakness in the economic environment, early identification and resolution of credit issues, utilization of non-GAAP financial measures, the ability of the Company to collect all amounts due according to the contractual terms of loan agreements, the Company’s reserve for losses from representation and warranty obligations, the Company’s foreclosure process related to mortgage loans, the resolution of non-performing loans that are collaterally dependent, real estate values, fully-indexed interest rates, interest rate risk, interest rate sensitivity, calculation of economic value of equity, impaired loan charge-offs, troubled debt restructurings, diversification of the Company’s revenue stream, liquidity needs and strategies, sources of funding, net interest margin, declaration and payment of dividends, cost saving initiatives, improvement in the Company’s efficiencies, operating expense trends, future acquisitions and consideration to be used therefor, the impact of litigation regarding debit card fees and the impact of certain claims and ongoing, pending or threatened litigation, administrative and investigatory matters.
The Company cautions readers not to place undue reliance on the forward-looking statements contained in this this presentation and the accompanying slides, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors may include, but are not limited to, the ability of the Company to resolve to the satisfaction of its federal bank regulators those identified concerns regarding the Company’s procedures, systems and processes related to certain of its compliance programs, including its Bank Secrecy Act and anti-money laundering programs, the Company’s ability to comply with the consent order issued by the FDIC and the Mississippi Banking Department, the findings and results of the CFPB and the DOJ in their review of the Company’s fair lending practices, the ability of the Company, Ouachita Bancshares Corp. and Central Community Corporation to obtain regulatory approval of and close the proposed mergers, the potential impact upon the Company of the delay in the closings of these proposed mergers, the impact of any ongoing, pending or threatened litigation, administrative and investigatory matters involving the Company, conditions in the financial markets and economic conditions generally, the adequacy of the Company’s provision and allowance for credit losses to cover actual credit losses, the credit risk associated with real estate construction, acquisition and development loans, losses resulting from the significant amount of the
Company’s OREO, limitations on the Company’s ability to declare and pay dividends, the availability of capital on favorable terms if and when needed, liquidity risk, governmental regulation, including the Dodd-Frank Act, and supervision of the Company’s operations, the short-term and long-term impact of changes to banking capital standards on the Company’s regulatory capital and liquidity, the impact of regulations on service charges on the Company’s core deposit accounts, the susceptibility of the
Company’s business to local economic and environmental conditions, the soundness of other financial institutions, changes in interest rates, the impact of monetary policies and economic factors on the Company’s ability to attract deposits or make loans, volatility in capital and credit markets, reputational risk, the impact of the loss of any key Company personnel, the impact of hurricanes or other adverse weather events, any requirement that the Company write down goodwill or other intangible assets, diversification in the types of financial services the Company offers, the Company’s ability to adapt its products and services to evolving industry standards and consumer preferences, competition with other financial services companies, risks in connection with completed or potential acquisitions, the Company’s growth strategy, interruptions or breaches in the Company’s information system security, the failure of certain third-party vendors to perform, unfavorable ratings by rating agencies, dilution caused by the
Company’s issuance of any additional shares of its common stock to raise capital or acquire other banks, bank holding companies, financial holding companies and insurance agencies, other factors generally understood to affect the assets, business, cash flows, financial condition, liquidity, prospects and/or results of operations of financial services companies and other factors detailed from time to time in the Company’s press and this presentation and the accompanying slides, reports and other filings with the
SEC. Forward-looking statements speak only as of the date that they were made, and, except as required by law, the Company does not undertake any obligation to update or revise forward-looking statements to reflect events or circumstances that occur after the date of this this presentation and the accompanying slides.

Q4 Highlights
As of and for the three months ended December 31, 2014
Net income of $28.7 million, or $0.30 per diluted share
Earnings adversely impacted by negative mortgage servicing rights (“MSR”) valuation adjustment of $3.4 million
Generated net loan growth of $202.4 million, or 8.4% annualized
Net interest margin remained stable at 3.60%
Announced authorization of stock repurchase program

Recent Quarterly Results
Dollars in millions, except per share data
NM – Not Meaningful

12/31/14 9/30/14 12/31/13 vs 9/30/14
Net interest revenue 106.4 $       105.6 $       102.4 $       0.8% 3.9%
Provision for credit losses 0.0 0.0 0.0 NM NM
Noninterest revenue 63.5 69.3 65.1 (8.3) (2.5)
Noninterest expense 130.0 133.7 127.8 (2.7) 1.7
Income before income taxes 39.9 41.2 39.7 (3.1) 0.5
Income tax provision 11.3 12.4 12.0 (9.4) (6.3)
Net income 28.7 $         28.8 $         27.7 $         (0.4) % 3.5%
Net income per share:  diluted 0.30 $         0.30 $         0.29 $         0.0% 3.4%
      Three Months Ended % Change
vs 12/31/13

Noninterest Revenue
Dollars in thousands

12/31/14 9/30/14 12/31/13 vs 9/30/14
Mortgage lending revenue 3,250 $      6,938 $      9,605 $      (53.2) % (66.2) %
Credit card, debit card and merchant fees 9,921 8,972 8,324 10.6 19.2
Deposit service charges 12,538 13,111 13,570 (4.4) (7.6)
Insurance commissions 25,376 29,246 21,397 (13.2) 18.6
Wealth management 5,826 5,961 5,320 (2.3) 9.5
Other 6,602 5,050 6,909 30.7 (4.4)
Total noninterest revenue 63,513 $    69,278 $    65,125 $    (8.3) % (2.5) %
% of total revenue 37.4% 39.6% 38.9%
Three Months Ended % Change
vs 12/31/13

Noninterest Expense
Dollars in thousands
NM – Not Meaningful

12/31/14 9/30/14 12/31/13 vs 9/30/14
Salaries and employee benefits 76,751 $     77,453 $     75,466 $     (0.9) % 1.7%
Occupancy, net of rental income 10,500        10,313        9,935          1.8 5.7
Equipment 3,996          4,205          4,298          (5.0) (7.0)
Deposit insurance assessments 2,430          2,125          2,687          14.4 (9.6)
Write-off and amortization of bond issue cost 12                12                12                -           -
Advertising & public relations 2,003          2,142          2,408          (6.5) (16.8)
Foreclosed property expense 4,593          5,721          2,831          (19.7) 62.2
Data processing, telecom & computer software 7,529          7,476          7,107          0.7 5.9
Amortization of intangibles 1,111          1,126          819              (1.3) 35.7
Legal 2,322          2,620          2,537          (11.4) (8.5)
Merger expense 4                  188              -                   (97.9) NM
Postage and shipping 1,239          1,103          1,133          12.3 9.4
Other miscellaneous expense 17,556        19,215        18,597        (8.6) (5.6)
        Total noninterest expense 130,046 $   133,699 $   127,830 $   (2.7) % 1.7%
Non-operating items:
Merger expense 4 $               188 $          - $
BSA-AML charge -                   3,069          -
        Total 4 $               3,257 $       - $
Three Months Ended % Change
vs 12/31/13

Loan Portfolio
Dollars in millions
Net loans and leases

As of
12/31/14 9/30/14 12/31/13
Commercial and industrial 1,746 $   1,714 $   1,529 $   7.5% 14.2%
Real estate:
Consumer mortgages 2,258      2,191      1,976      12.0   14.3
Home equity 531         518         494         10.0   7.5
Agricultural 240         242         235         (3.9)    2.1
Commercial and industrial-owner occupied 1,523      1,509      1,473      3.6      3.3
Construction, acquisition and development 854         820         741         16.5   15.1
Commercial 1,962      1,917      1,846      9.4      6.3
Credit Cards 113         109         111         14.4   1.9
Other 486         491         552         (3.6)    (11.9)
Total 9,713 $   9,511 $   8,958 $   8.4% 8.4%
vs 12/31/13
% Change
vs 9/30/14
Annualized

Mortgage and Insurance Revenue
Dollars in thousands

Mortgage Lending Revenue
12/31/14 9/30/14 6/30/14 3/31/14 12/31/13
Origination revenue 3,949 $      3,736 $      8,758 $      1,964 $      3,590 $
Servicing revenue 4,215         4,113         4,058         4,115         4,361
MSR payoffs/paydowns (1,480)        (1,559)        (1,616)        (1,138)        (1,240)
MSR valuation adjustment (3,434)        648            (2,111)        (1,547)        2,894
Total mortgage lending revenue 3,250 $      6,938 $      9,089 $      3,394 $      9,605 $
Production volume 256,308 $ 305,730 $ 291,010 $ 197,110 $ 222,282 $
Purchase money production 193,154 $ 244,584 $ 241,538 $ 143,890 $ 160,043 $
Mortgage loans sold 229,070 $ 225,444 $ 264,478 $ 143,213 $ 200,665 $
Margin on loans sold 1.72% 1.66% 3.31% 1.37% 1.79%
Insurance Commission Revenue
Property and casualty commissions 19,007 $   22,746 $   21,576 $   19,987 $   15,588 $
Life and health commissions 5,521         5,128         5,549         5,010         4,525
Risk management income 621            708            617            705            648
Other 227            664            879            5,897         636
Total insurance commissions 25,376 $   29,246 $   28,621 $   31,599 $   21,397 $
Three Months Ended

NPLs increased $2.8 million, or 4.1%, and NPAs declined $5.9 million, or 5.3%, quarter over quarter
OREO decreased $8.7 million, or 20.4%, quarter over quarter
Near-term delinquencies remained stable at $25.8 million
No provision for credit losses recorded, which is consistent with no recorded provision for both the third quarter of 2014 and the fourth quarter of 2013
Net charge-offs were $1.5 million for the fourth quarter compared with
$3.2 million for the third quarter of 2014 and $0.7 million for the fourth quarter of 2013
52% of non-accrual loans were paying as agreed
Credit Quality Highlights

As of and for the three months ended December 31, 2014
“Paying as agreed” includes loans that are less than 30 days past due with payments occurring at least quarterly

$625
$500
$375
$250
$125
$0
$110
$46
$64
$246
$59
$186
$528
$133
$394
$561
$136
$425
$496
$174
$322
$337
$103
$234
$190
$69
$120
$157
$64
$93
$129
$55
$74
$112
$43
$69
$106
$34
$72
4Q 08
4Q 09
4Q 10
1Q 11
4Q 11
4Q 12
4Q 13
1Q 14
2Q 14
3Q 14
4Q 14
NPLs
OREO

BancorpSouth

Right Where You Are

NPA Improvement
Total NPAs Have Declined Approximately 45% in the Last 12 Months

Dollars in millions
NPLs consist of nonaccrual loans, loans 90+ days past due and restructured loans
NPAs consist of NPLs and other real estate owned

Summary
Non-Financial Highlights
Progress toward remediating BSA/AML compliance weaknesses
Authorization of a stock repurchase program
Opened loan production office in Austin, TX
Financial Highlights
Meaningful net loan growth
Stable net interest margin
Adverse impact of negative MSR valuation adjustment
Continued resolution of remaining problem assets
Q&A